Exhibit 5.1

February 5, 2008

Calypte Biomedical Corporation
16290 S.W. Upper Boones Ferry Raod
Portland, Oregon 97224

Re: Calypte Biomedical Corporation — Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel to Calypte Biomedical Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). This Registration Statement relates to the proposed offering and sale by Fusion Capital Fund II, LLC, an Illinois limited liability company (the “Selling Security Holder”), of up to 54,000,000 shares of common stock, par value $0.03 per share (the “Common Shares”), of which 3,740,401 shares were issued and 50,259,599 shares are issuable in connection with the transactins contemplated by the Common Stock Purchase Agreement dated January 16, 2008 (the “Purchase Agreement”), between the Company and the Selling Security Holder.

In connection with this opinion letter, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and Bylaws of the Company, the Purchase Agreement and such other documents, records and other instruments as I have deemed appropriate for purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Common Shares to be issued pursuant to the Purchase Agreement, when issued to the Selling Security Holder pursuant to the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law and I express no opinion with respect to the laws of any other state or jurisdiction.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Paula Winner Barnett, Esq.